Exhibit 99.1
Holly Corporation Announces Increase in Regular Quarterly Cash Dividend
Increases Regular Cash Dividend 25%
February 25, 2008
Dallas, Texas – Holly Corporation (NYSE “HOC”) today announced the declaration of a regular quarterly cash dividend in the amount of $0.15 per share payable on April 2, 2008, to holders of record on March 19, 2008. This dividend represents a 25% increase from the most recent quarterly dividend rate of $0.12 per share.
Holly Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel and jet fuel. Holly operates through its subsidiaries an 85,000 barrels per day (“bpd”) refinery located in Artesia, New Mexico, and a 26,000 bpd refinery in Woods Cross, Utah. Holly also owns a 45% interest (including the general partner interest) in Holly Energy Partners, L.P. (NYSE “HEP”), which through subsidiaries owns or leases approximately 1,700 miles of petroleum product pipelines in Texas, New Mexico and Oklahoma and petroleum product terminals in several Southwest and Rocky Mountain states.
FOR FURTHER INFORMATION, Contact:
Bruce R. Shaw, Senior Vice President and Chief Financial Officer
M. Neale Hickerson, Vice President-Investor Relations
Holly Corporation
214-871-3555